Exhibit 99.2
Big Lots
First Quarter Conference Call
May 29, 2020

Presenters
Bruce Thorn, President and CEO
Lisa Bachmann, Executive Vice President, Chief Merchandising and Operating Officer
Jonathan Ramsden, Executive Vice President Chief Financial and Administrative Officer
Andy Regrut, Vice President, Investor Relations

Q&A Participants
Chandni Luthra, Goldman Sachs
Peter Keith, Piper Sandler
Joe Feldman, Chelsea Advisory Group
Matthew Boss, J.P. Morgan
Paul Trussell, Deutsche Bank
Liz Suzuki, Bank of America
Brad Thomas, Keybanc Capital Markets
Karen Short, Barclays
Anthony Chukumba, Loop Capital Markets

Operator
Ladies and gentlemen, welcome to the Big Lots first quarter conference call. Currently, all lines are in listen only mode. A brief question and answer portion will follow the prepared remarks. If you require operator assistance, please press “*” “0” on your telephone keypad. As a reminder, this conference is being recorded. At this time, I'd like to introduce today's first speaker, Andy Regrut, Vice President Investor Relations. Please go ahead, Andy.

Andy Regrut
Good morning. Thank you for joining us for our first quarter conference call. With me here today in Columbus are Bruce Thorn, our President and CEO, Lisa Bachmann, Executive Vice President, Chief Merchandising and Operating Officer, and Jonathan Ramsden, Executive Vice President Chief Financial and Administrative Officer.

Before we get started, I'd like to remind you that any forward looking statements we make on today's call involve risk and uncertainties and are subject to our safe harbor provisions as stated in our press release in our SEC filings and that actual results can differ materially from those described in our forward looking statements.

InComm Conferencing	Page 1 of 26	www.incommconferencing.com

Our first quarter results reported today do not include any non-GAAP adjustments. However, comparisons to prior year are to adjusted non-GAAP results. Reconciliations of GAAP to non-GAAP adjusted results are available on today's press release.

This morning, Bruce will start the call with a few opening comments, Lisa will discuss Q1 results from our merchandising perspective, Jonathan will review the financial highlights from the first quarter, and Bruce will complete our prepared remarks before taking your questions. I'll now turn the call over to Bruce.

Bruce Thorn
Thank you, Andy and good morning, everyone. I want to start by saying how proud I am of all that our team here at Big Lots has accomplished over the past quarter. We are certainly pleased with our financial results, which I'll come back to in a moment, but I'm proudest of how we have responded to the unprecedented crisis of COVID-19 and the many ways in which we have grown as an organization.

Across all areas of our business, it has been inspiring to see how we have stepped up our game over the past 90 days. During that time, we have become more nimble, we have seen new leaders emerge and, most importantly, thanks to the incredible commitment of our store and DC associates, we have continued to serve our customers in as safe an environment as possible. We are particularly grateful to have had the opportunity to serve our country's heroes working in the medical, first responder, and emergency services communities along with active military and veterans.

When the crisis began to unfold in March, we aligned on five key priorities. First, that health and safety for associates and customers would take precedence. Second, that we would batten down the hatches and focus on liquidity and business continuity to enable us to support our associates, our customers, and our communities. Third, that we would all lean on each other to successfully navigate in this crisis as a team. Fourth, that we would need to make quick and often imperfect decisions. And last, that we would think in stages of now, next, and later and make sure we were communicating regularly to all of our stakeholders. The objective of our focus and actions was to navigate the crisis and come out of it stronger.

We realized quickly that we would need to incur some significant additional expenses to keep our stores, associates, and customers safe. We didn't hesitate to do that and looked to fund those investments with savings in other areas. We decided to cancel our friends and family event for safety reasons and closed on Easter day to give all of our associates a well-deserved break. We knew these decisions would carry a cost, but we also knew that they were the right things to do.

In the end, the result has been that our business has been much less disrupted than we feared. Our stores have remained opened to serve our loyal customers, and many new ones, and a rapid scaling of our ECOM business has been more critical to us than ever, as we have seen

InComm Conferencing	Page 2 of 26	www.incommconferencing.com

ECOM penetration grow dramatically, particularly through BOPIS. In addition, the team did a great job of managing our underlying expenses and that result has been a quarter in which we posted our strongest comps in many, many years and grew our earnings by approximately 37%.

Before giving some more color on those numbers, I want to pause to thank all the associates for their commitment and dedication over the past months. It has truly been remarkable. I also want to thank our merchandising and non-merchandising vendor partners for being with us every step of the way through this crisis.

As you all know, our quarter got off to a slow start in February driven in part by a pull forward of sales from heavy promotional activity in January. In addition, unexpected choppiness in income tax refunds adversely impacted furniture sales, especially over President’s Day weekend. The world obviously changed in March with the onset of COVID-19 as customers were confronted with a new way of living, which included stay at home and the shelter in place restrictions. Supplies to stock up pantries with food, consumables, and other staples were critical and our sales meaningfully accelerated in the month. The cancellation of friends and family and closing on Easter contributed to a slow start in April. However, the lost business was quickly overcome as stimulus checks were received and many customers focused on spending in categories such as furniture and seasonal to make their stay at home experience more pleasant. Many of these products carried higher margins, so this mix shift helped to partially offset the heavy volume and lower margin of food and consumables categories. The net effect was a gross margin rate down approximately 80 basis points from last year's first quarter rate.

We did a very good job managing expenses during these uncertain times with our expense ratio improving 180 basis points in the quarter, despite incurring significant additional costs. The latter included a temporary increase in the wage rate of $2 per hour for in-store and DC associates beginning in mid-March, which we have recently extended through June alongside an enhanced 30% associate discount, additional bonus pay, and also significant additional costs to clean and disinfect our stores and distribution centers on an ongoing basis, as well as Personal Protective Equipment for our associates, installing protective plexiglass Shields at our cash register areas, and other steps.

Even with these costs included, we were able to achieve an EPS of $1.26 in the quarter, which compares to $0.92 last year. Beyond these outstanding results, I am pleased to report that we are off to a strong start in Q2. As in Q1, we have limited visibility on how our sales will perform for the balance of the quarter and we know that we will, again, incur some additional expenses but we will manage through this with the same mindset we brought to the first quarter.

With that, I would like to talk about some key learnings that we have taken out of the past few months and how we believe we are positioned to win going forward. First, we have a strong balance sheet with plenty of liquidity, which we expect to further enhance when we close the pending sale least back transaction for our four owned distribution centers. Second, our merchandising mix is exactly what our customers want and need today, food consumables and

InComm Conferencing	Page 3 of 26	www.incommconferencing.com

stay at home assortments with structurally sound margins. Our ability to lean into close outs in the months to come will further differentiate our assortment and the value we provide our customers. Next, we have a loyal customer base, that has increased in size over the past months. And finally, we have learned more than ever that we have an outstanding team who have become even more effective during the crisis.

These strengths will further support the pursuit of our existing strategies under Operation North Star where the rollout of key initiatives remain on track.

For example, Broyhill is now available in indoor and outdoor furniture in soft and hard home assortments. This iconic brand emphasizes our better and best offerings with elevated quality and a compelling value proposition.

Across the board, whether it be patio furniture, gazebos, sectionals, occasional tables, dining room sets, or accent items including window coverings, fashion bedding and home decor, all have sold through quickly exceeding expectations, despite a delayed marketing launch of the brand as customers spruce up their living spaces with this new collection.

We are increasing the density of the furniture department by adjusting and enhancing the layout of the furniture pad and adding new fixturing. The configuration of our queue lines, which in some stores moves our cash registers into banks also frees up square footage in front of the furniture Department. The combination of all these moves will allow us to explore whitespace opportunities and furniture, expanding our Broyhill offering, or display big buyouts and close outs across other categories in the front of the store to drive higher revenue, increase box productivity, and generate more margins per square foot.

In May, we started the rollout of The Lot and queue lines to exist existing store of the future locations and certain other stores that are in the legacy balance of chain format. Our tests of these programs continue to generate strong results with each one generating more than a point of comp for the store. The Lot and the queue lines will also be included in our new stores and store of the future conversions this year and we expect that approximately 750 of our stores will have both before the holiday selling season.

The chain-wide rollout of our pantry optimization initiative will now begin in September. This initiative repositions our food and consumables assortments by moving footage from food staples to food entertainment and consumables where we have a higher permission to play. The assortment will include national brands at everyday low prices coupled with owned brands and close outs. This compelling offering will allow our customers to find more items on their shopping list in our stores, which we also believe will result in higher frequency of shopping trips.

InComm Conferencing	Page 4 of 26	www.incommconferencing.com

We've added new signage throughout the store that clearly calls out close outs, big buy alerts, and other great deals. We know our customers love the value from these offerings and we're making it much easier to find them.

Alongside these in store programs, we expect continued strong growth in our ECOM channel. Q1 was our highest volume quarter since launching the platform in April of 2016. Through yesterday with BOPIS included, ECOM sales have exceeded last year's full year totals and the business continued to see growth and profits with the direct business excluding BOPIS breaking even for the first time. In addition, we are making meaningful improvements to the online experience with better search, reduced delivery time, and expanded payment options. For example, in April, we added easy leasing, our popular lease to purchase program to the ECOM platform. LOPIS, that is Lease Online, Pickup In Store, as we call it, has been very well received by customers with penetration and online furniture sales quickly trending up and we will also be able to accept a Big Lots credit card and Big Lots gift cards online over the summer months.

And finally, the very popular shopping and delivery option, Instacart will soon be available for our customers. We believe this is a very important next step in our omnichannel experience and we are exploring other same day delivery services for our larger product assortments, including furniture. The growing popularity of curbside pickup, which we added in Q1 has validated the opportunity we see to grow these convenience options at an accelerated pace to meet the customers new demands both throughout the crisis and in the post COVID-19 world.

Turning to expenses, we have continued to make excellent progress on taking costs out of the business and more broadly creating a culture of frugality. Our original cost reduction target of 100 million will be achieved well ahead of schedule and we believe there is significant opportunity beyond this figure.

With that, I will hand the call over to Lisa, but I'll return to make some additional comments later.

Lisa Bachmann
Thank you and good morning, everyone. As Bruce noted, Q1 sales were significantly stronger than expected with comps increasing 10.3%. From a merchandise category perspective, six of the seven businesses were up in the quarter.

Consumables was the top performer, up 27% with positive results in all departments, which is in line with the dramatic shift in consumer buying trends for the supplies needed for the pandemic. Paper sales increased nearly 70% in the quarter and household chemicals, housekeeping products, and health and beauty were all very strong. Our team has done a very good job working with our vendor partners to keep these critical assortments in stock as much as possible.

InComm Conferencing	Page 5 of 26	www.incommconferencing.com

Food also posted a very strong quarter coming up in the low double digits. Similar to consumables, the strength in food was broad based with increases across all departments and notable strength in DSD, dry grocery, and beverages.

Soft home was up high single digits with very good results in nearly all departments. In part driven by our launch of Broyhill. Home decor, including candles, wall art, mirrors, and tabletop items along with decorative pillows and fashion bedding we're all very strong. Our customers have noticed the quality and value in the Broyhill brand and they have responded in a big way.

Electronics, toys, and accessories also increased in the high single digits driven by strong sales in toys and graphic tees, which were rolled out to the entire chain during the quarter.

Seasonal was up in the mid-single digit range in Q1, which was a very good result considering the puts and takes in the quarter that Bruce described. Our outdoor living assortment, including the new items in Broyhill have remained popular in May and our inventory levels have been selling down quickly. As a reminder, much of our lawn and garden and some more product is purchased a year and advanced and directly imported so it is challenging to chase the season if we are experiencing outsized demands similar to this year.

Furniture was also up mid-single digits, which was a good quarter given that it is on top of a 6% increase in Q1 last year and that February, which is normally a sizable month for furniture sales in the quarter was below expectations. All departments in furniture posted a positive comp with ready to assemble and mattresses producing the best results. And similar to soft home and seasonal, our customers love the newness in the Broyhill collection and uphold upholstery in case good items.

And finally, hard home was down in Q1 which is in line with our expectation as we reduced space in the store and reallocated it to more productive categories.

Before handing the call over to Jonathan, I want to thank our BPARM teams consisting of Buyers, Planners, Allocation, Replenishment, and Marketing for their extra efforts during these unprecedented times. They have been working day and night to secure the supplies our customer needs to get through the pandemic. The dynamics of COVID-19 and the impact on non-essential retailers has created a unique shift in closeout product availability. Over the last few years, our closeout assortment has been highly concentrated in the merchandise category of food and consumables. Very few large close outs have been available in furniture and seasonal and the closeout opportunities in home didn't necessarily work or coordinate with the quality of our planned assortments in soft and hard home. As you might imagine, a high demand for food and consumables during the crisis has stressed the supply chain and limited the excess product available in these categories. But that is offset by the excess product available in other categories, including furniture and other home related items and apparel. For instance, we have recently secured a very good closeout opportunity in children's apparel with girls tops and shorts now hitting stores. We have an experienced team of merchants, planners,

InComm Conferencing	Page 6 of 26	www.incommconferencing.com

and allocators that are well versed in the clothes outsourcing model and are quickly pivoting the organization towards these opportunistic buys.

I'll now turn the call over to Jonathan to discuss the numbers.

Jonathan Ramsden
Thanks, Lisa, and good morning, everyone. I would like to add my appreciation for the outstanding efforts of everyone across our Big Lots team, and for the tremendous support we have received from our external partners.

Turning to the numbers, net sales for the first quarter were 1.439 billion, an 11% increase compared to 1.296 billion a year ago. The growth resulted from a comparable sales increase of 10.3% and sales growth from new and relocated stores not in the comp base. In terms of the cadence through the quarter, comps were down in the high single digits in February for the reasons Bruce outlined. However, in March, sales accelerated to a low double digit increase as customers stocked up on essentials. That impact faded in late March and early April, which also got off to a slow start due to the canceled friends and family event and Easter day closing. Beginning in mid-April, we saw material improvement in comps that continued through the balance of the month, and has further continued into May. April month to date coms turned positive roughly two weeks prior to quarter end and continued to improve rapidly.

Net income for the first quarter was 49.3 million, up 33% compared to first quarter adjusted net income of 37 million last year. Diluted EPS of $1.26 it was up 37% compared to adjusted EPS of $0.92 in last year's first quarter.

The gross margin rate for Q1 was 39.7%, down 80 basis points from last year's first quarter adjusted rate, with the decline resulting from a shift in our product mix toward the lower margin categories of food and consumables and higher shrink. The shrink increase is in line with a higher accrual rate we moved to in Q4 based on the initial results of our annual physical inventory cycle. Our physical inventories in Q1 have been curtailed somewhat by the crisis but the results we have seen are broadly consistent with what we saw in Q4.

Total expense dollars for the quarter were 496 million, up from the 471 million of adjusted expenses reported for the same period last year. The increase included unplanned expenses of approximately 17 million associated with the crisis response actions Bruce described a moment ago, including temporary wage increases and additional bonuses, new cleaning protocols, supplies and equipment for protecting our customers and associates, as well as some other unplanned expenses. However, these incremental expenses were significantly offset by savings relative to plan in other areas and our ability to hold expenses while significantly beating on the top line. As a result, SG&A as a percent of sales was 34.5% in Q1, representing 180 basis points of improvement compared to last year, even with significant unplanned expenses included.

InComm Conferencing	Page 7 of 26	www.incommconferencing.com

We remain confident in our ability to drive SG&A leverage over time. We've established new cost reduction targets across the business that we believe are aggressive but realistic. Alongside this, we are continuing to promote a broader culture of frugality. Once again, our first quarter results have it validated our ability to do more with less.

Interest expense for the quarter was 3.3 million, down slightly from last year as a result of lower debt levels and the income tax rate in Q1 was 27.3% compared to last year's adjusted rate of 28.1%.

Moving on to the balance sheet, inventory ended the quarter at 807 million, a 13% decline compared to 927 million last year with the decline resulting from strong sales in most merchandise categories in the quarter. As part of our initial response to the crisis, we pulled back significantly on inventory receipts, and those actions have now created additional capacity to pursue closeout and other opportunities.

During Q1, we opened six new stores and also closed 6 stores, leaving us with 1404 stores and total selling square footage of 31.7 million.

Capital expenditures for the quarter were 29 million compared to 77 million last year with the decline primarily coming from fewer store of the future conversions and no required investment in AVDC this year. Depreciation expense in Q1 was 37.7 million or approximately 4.9 million higher than the same period last year. For the full year, we now expect capital expenditures to be around 130 million to 140 million, representing a significant reduction from our original guidance.

We ended the first quarter of fiscal 2020 with 312 million of cash and cash equivalents and 437 million of long-term debt. This represented a significant improvement in net debt compared to the end of the first quarter fiscal 2019, when the company had 64 million of cash and cash equivalents and 470 million of long-term debt. During the quarter, out of an abundance of caution, we chose to draw down additional amounts on our revolving credit facility to provide protection against the unknown potential impacts of the crisis.

As Bruce referenced, we expect our strong liquidity position to be further enhanced by the closing of the previously announced sale and at lease back of our four owned distribution centers.

As noted in a separate press release this morning, our board of directors declared a quarterly cash dividend of the second quarter of fiscal 2020 at $0.30 per common share. This dividend is payable on June 26, 2020 to shareholders of record as of the close of business on June 12th, 2020.

Turning to guidance, at this point, we don't believe we have sufficient visibility to reinstate full year guidance.

InComm Conferencing	Page 8 of 26	www.incommconferencing.com

For the second quarter to date, comparable sales are running up strongly, reflecting a continuation of the acceleration in business that began in mid-April. We expect these trends will moderate the balance the quarter due to a number of factors, including competitors and other retailers reopening, the planned cancellation of the July friends and family event, potential inventory constraints in certain categories, and the abatement of stimulus driven demand.

Assuming comparable sales for the second quarter are similar to first quarter results, we would expect diluted EPS to be in the range of $0.65 to $0.80. This outlook incorporates anticipated pretax expenses related to COVID-19 of approximately $18 million dollars. It further incorporates approximately $7 million adverse pretax impact from the expected closing of the sale and lease backed transaction for our four owned distribution centers, but excludes the expected gain on sale from the transaction. Based on quarter to date sales, we believe the comparable sales assumption is conservative.

Notwithstanding the prior commentary, given the highly fluid environment and uncertain outlook on consumer behavior, the company believes the range of outcomes is wider than in a normal quarter.

We intend to resume the practice of providing formal guidance when business conditions return to a more normal environment.

I'll now turn the call back over to Bruce.

Bruce Thorn
Thanks, Jonathan. Before we open the lines for questions, I wanted to take a moment to once again express my sincere gratitude to the entire Big Lots team, especially our associates in the stores and in our distribution centers. Throughout this crisis, they have been on the front lines each and every day. They are truly heroes and we cannot think of them enough for their service and dedication. COVID-19 has changed the world in a short period of time. I believe it has been a defining moment in our 50 plus year company history. We have forged a new way of operating, a new way of collaborating, and a new way of succeeding with the common goal for our company to serve our customers and our communities in a safe and healthy environment for all. We really don't know what is ahead of us.

But as I mentioned in my opening remarks, sales have been strong in the month of May and we remain confident and optimistic about the impact of the rollout of our operation North Star initiatives. I'm also very encouraged by our team's ability to be nimble and pivot towards new opportunities as they become available. As we've learned over the last 90 days, our environment can change quickly and unpredictably but we will continue to navigate through that as we did in Q1, focusing on doing the right thing and playing our part to help our country return to a more normal footing.

InComm Conferencing	Page 9 of 26	www.incommconferencing.com

I'll now turn the callback over to Andy.

Andy Regrut
Thanks, Bruce. Operator, we would now like to open the lines for questions.

Operator
Certainly. We’ll now be conducting a question and answer session. If you'd like to be placed in the question queue, please press “*” “1” on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press “*” “2” if you'd like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the “*” keys. Once again, that's “*” “1” to be placed in the question queue. One moment, please, while we pull for questions.

Our first question today is coming from Chandni Luthra from Goldman Sachs. Your line is now live.

Chandni Luthra
Hey, guys. Thank you for taking my question. And congratulations on a great quarter. I hope you all are doing well. Is there a way to parse out the impacts from stimulus versus perhaps the new customers you acquired in this - in the last, you know, two or three months by the fact that you were open and others were not? And then, you know, further versus your efforts, the Lot and Broyhill, what are you doing in your efforts to sort of, you know, retain those new customers that you acquired? Thank you.

Jonathan Ramsden
So Chandni, I'll take the first piece of that and then turn it over to Bruce. I think in terms of breaking out what the impact was for the stimulus versus underlying trend, it's very difficult to do that, quite frankly. We don't know what the world would have looked like had we not gone through the COVID-19 pandemic. So we’ve certainly spent a lot of time trying to understand that, but our focus, frankly, has been much more on the second part of your question, which is how do we emerge from the crisis in a very strong position. How do we retain the customers that have come to Big Lots through the crisis and how do we generate more ongoing new business traffic.

Bruce Thorn
Yeah, I'll take the second part, Chandni, and thank you for your kind words. Yeah, Q1 was a rollercoaster ride. We saw a lot of traffic early on during the stockpiling phase in March and actually in Q1, we saw a rewards sign up, up high single digits, actually nearly 10%. So that was good for us.

What we've done to attract more customers are things like going after them in social media. Social media has played a big role. Our customers, like many Americans today, are focusing on trusted brands, trusted companies, and we’re becoming a social anchor point for that. Our

InComm Conferencing	Page 10 of 26	www.incommconferencing.com

heroes discount, 15% off, continues today, and that recognizes all the first responders, medical staff out there, our veterans, everyone working very hard. And as they come in and they’re new customers, we offer them bounce back programs like $10 off their $40 next purchase and we've seen really good response from that. We've also increased and run promotions where if they become a new rewards customer, they'll get 20% off, and that's something that we've put on and off. And that compares very good compared to what we normally run, which is usually $5 off their first purchase.

So we're happy to see new customers come in, experience Big Lots for the first time, bounce back, reward, all those heroes out there. So it's been great. And as they come in, they’re seeing new things that we've done, you know, across the store, whether it's our furniture, our Broyhill line, or new stores now The Lot or the queue-line. That's been rolling out in the first quarter. We are excited to see how they are giving us this feedback.

I will also mention, as I come in throughout this COVID-19 first quarter, the Net Promoter scores have been the highest we've seen and the engagement has just been wonderful. And so we're really pleased with what we're doing. We’ll continue to lean in to new customer acquisition through more branding, marketing, social media, coupled with our promotions and extreme value we offer customers.

Chandni Luthra
Great. And if I could just briefly fellow up there, is there any color you all could perhaps throw on performance by geography, by urban versus suburban markets? Has there been a shift in trend in markets where, you know, competitors have started to reopen and lockdown measures have eased a bit? Thank you so much.

Bruce Thorn
Yeah, I'll start off and if the team wants to add anything. We've seen across the board in Q1 and even into May just uniform strong trends both across categories, merchant categories and geography. There are occasions - there have been occasions through Q1 when there were, you know a lockdown or shelter at home and closed stores where the traffic might be a little lower in one state versus the other, but for the most part, they've all trended upward and we've been uniformly successful across the board.

As the new - new competition starts opening up in America, I think we have not seen an impact at this point. I suspect that many non-essential retailers as they open up are probably getting their legs back and trying to figure out how to staff up and so on. We have not seen a marked decrease in our business as a result of that. So you know, I think time will come - will tell. We'll see more impact as more stores open up and there's more opportunity for customers to spend across the board. But right now, we've not seen any geography, you know, change versus - versus another. I would say locally, in terms of urban versus rural, we've been strong in both areas.

InComm Conferencing	Page 11 of 26	www.incommconferencing.com

Chandni Luthra
Great. Thank you.

Operator
Thank you. Our next question is coming from Peter Keith from Piper Sandler. Your line is now live.

Peter Keith
Hi. Thanks. Good morning, everyone and congratulations on the great results. I was hoping maybe Bruce, you could talk to Q2. It sounds like there's pretty broad based strengths and so perhaps, you know, negative mix shift like you saw in Q1 with consumables. Just based on the EPS guidance, it seems like you might be baking in some gross margin pressure. So I want to kind of understand the context of the mix and how you guys see gross margin shaping up for the quarter.

Bruce Thorn
Yeah, I'll start things off and then hand things off to Jonathan or Lisa. You know, we continue since the stimulus checks, unemployment checks, we've seen strong growth from about mid-April across the board up across multiple categories, all categories, quite frankly, and that's continued into - into May with strong results in May. I think for the most part, you know, we think at some point, you know, the stimulus checks and unemployment checks might start to wane, but we are - out of the gate, it’s very strong across the board in May.

Jonathan Ramsden
Yes Peter. Good morning. And just to add a couple of points on the P&L, and from a gross margin rate standpoint in Q1, about 50 basis points of the erosion year over year was due to the mix effects we spoke to. So based on where we are today, we don't anticipate that being the same in Q2 since the mix should even out more in Q2. But we do still have in our forecast a little bit of margin rate erosion year over year.

I think what you're probably seeing is, in expenses, we obviously believe we did an extremely good job in Q1 of keeping expenses very tight, actually reducing expenses significantly on an underlying basis even while sales were going up and that, obviously, it was offset to a significant degree by some of the one-time expenses. We did pull back on a couple lines like marketing where we are planning to fund a little more into that in Q2. We do think it's important that we, you know, we take this opportunity to, you know, bring in new customers or retain customers who've shopped Big Lots over the last couple months, so we are looking at, you know, deploying some marketing expense in Q2 and that's baked into the outlook.

And I would say beyond that, you know, we're going to continue to move forward with this mindset of frugality. And as we did throughout Q1, look to try and reduce the expenses that we have in our forecast, so hopefully to get a better result than what you're seeing baked into that. But we don't - don't want to count on that until we've actually got it locked in.

InComm Conferencing	Page 12 of 26	www.incommconferencing.com

Peter Keith
Okay. Thanks, guys. That's helpful. And maybe a separate question to Jonathan, on the real estate sale of the four DCs, could you provide some updated thoughts on the accretion of that transaction with share price now indicating about $40? It's certainly much different than when the share prices in the mid-teens and the terms were finalized. And on that note too, with - if and when the deal is closed, is there, you know, anything that would hold up a share repurchase authorization in the near term or would this be something that authorization would have to wait for a number of quarters?

Jonathan Ramsden
Hey, Peter. Yes, I'd be happy to respond to that. So first of all, we feel extremely good about how quickly we've gone through this transaction. You know, particularly in the difficult background context, and I'd like to express my public appreciation for everybody on our team, our partners at Oak Street who have moved expeditiously through this and, you know, we do believe we're pretty close to closing that.

Once we've closed the transaction, our overall, you know, perspective on the use of proceeds is the same as what we announced in our April 8th press release when we announced the sale leaseback. We intend to pay down our revolving credit facility, we're going to retain some additional liquidity, which we think is appropriate in the current environment, but that we do, as conditions start to normalize, expect to deploy the remaining proceeds for other purposes, including investments in growth but also potential share repurchases subject obviously to a new share repurchase authorization from the board. So it remains part of our thinking.

With regard to share repurchases, generally our view is, we will continue to view that as an appropriate use of excess liquidity when the stock is priced attractively on a long-term basis and that hasn't changed. So beyond that, we’ll be more specific when we get to that point.

Peter Keith
Okay. Thanks a lot, guys, and good luck.

Bruce Thorn
Thanks, Peter

Operator
Thank you. Our next question today is coming from Joe Feldman from Telsey Advisory Group. Your line is now live.

Joe Feldman
Great. Hey, guys. Congratulations on the quarter. I wanted to ask about inventory. You touched on it a little bit, you know, some supply chain. It seems like it's okay, but maybe some constraints in some areas. Can you talk a little bit more about where inventory stands today

InComm Conferencing	Page 13 of 26	www.incommconferencing.com

and, you know how you feel? I would imagine down 13% is not quite where you'd like to be and presumably if you had more, even fuel sales higher. So just maybe talk about that a little bit where - how we should expect that to play out in the second quarter and beyond.

Lisa Bachmann
Hi, Joe. I'll start there and then maybe hand back over to Jonathan. But to your point, you know, the inventories came in, you know, down 13% in the quarter. We saw very high sales volume and, you know, across all of our merchandise categories in the quarter. If you think about, you know, as I stated, lawn and garden, that is definitely in a sell down position so, you know, again, we'll see fewer markdowns as a result of that.

But as we look to the balance of our supply chain, I will say that there has been some stress, like I'm sure you've seen in many industries where we've experienced some disruption, but it's been fairly short-term with our domestic suppliers as they too have experienced perhaps some COVID related illnesses. But we're - we’re pretty much from a domestic perspective within those key areas pretty much getting back on track there. I think, you know, food and consumable vendors, it's just been such unprecedented demand that we have seen so we continue to just chase there.

But I think, you know, part of the silver lining here is we really opened up a lot of open to buy for us to go after close outs in this unprecedented environment with really quality close outs that are out there. So that's going to also help balance, you know, some of the things that we are chasing. We’ll start to see a weekly basis actually now really great quality close outs hitting our stores. The teams being very aggressive. We've gone out after current vendors, new vendors, and we've had many vendors that are coming forward, you know, to us because of some of their retailers that have either, you know, were closed or experiencing difficulty in their sales demand.

So I'd say, you know, overall, you know, we also feel that we can do more with less so we have experienced great inventory turns throughout the quarter. And at the same time, you know, we want to be able to true up the key categories that need that additional inventory. But we certainly have learned that we can really turn our inventory tighter, but again, excited about also the opportunity for the close outs that are in the environment right now.

Jonathan Ramsden
I’ll maybe just add a little shout out there for Lisa’s team. I think we put them through a lot over the past quarter. As this crisis started to unfold, we didn't know what was going to come and chose to move in a very conservative direction and asked people to take out significant receipts and then, as we obviously did far better than those, you know, lower case scenarios, we had to then start chasing back into that. I think it's been remarkable how nimble the team has been in adjusting our inventory levels to where we need to be to support the business.

Bruce Thorn

InComm Conferencing	Page 14 of 26	www.incommconferencing.com

I'd also add one other thing, Joe. Our vendor partners have just been outstanding working with us and we’ve got - we've done creative things to get product from them to us and to our customers. So just to shout out to all our partners there. I think for the most part, China is back on track, Vietnam is okay too. India is still struggling a bit, and the domestics, as Lisa said are getting back on track. So we feel good about the future.

Joe Feldman
If I could follow up on the close outs, thanks for getting into that, Lisa, with regard to those, should we expect them in - beyond the categories that you see, you know, like you mentioned in that prepared remarks like apparel and seeing some good stuff in kids, which is not typically where you guys are focused. And just wondering will it be things like that or will it be more focused on, okay, within the home furnishings or furniture area, here's a great deal that we got and how we should think about that going forward.

Lisa Bachmann
Joe, we are seeing opportunities across all of the categories that, you know, we traditionally do business with first and foremost. So whether it's furniture, soft home, hard home, electronics, so we're really going to see incredible deals across the business, but we're also very much open for what we call whitespace opportunities and apparel is a category that, you know, we spoke about it in the past as something that we believe we have a right permission to play for our customer and we have recently entered introduced into The Lot apparel and our graphic tees, which have been very well received. But that's just a perfect example of the whitespace opportunities that we're going to go after.

I think we're giving ourselves the permission here to really open up and look at all opportunities that are available. You know, again, we have a really experienced team, you know, that's involved with helping secure these close outs and not only that, but with our store team leaders as well as our merch presentation team, we really know how to create that exciting environment in store. So it's really, again it's been an exciting time and opportunity for us that we're going to maximize.

Bruce Thorn
If I could just add on, Joe, I'm really excited about Lisa and the merchandising team and what they're doing to lean into this area. You know, we kind of treat this area and this time in our business as an innovation time, an incubation time, if you will. There's a lot of opportunities to sell a lot of things in white space and closeout, and this is going to be fun. This is going to be fun to test into it this year.

Joe Feldman
Great. Thanks. And if I could sneak one more in, just on the consumables and food, given the shrink, and I know a lot of it has been pandemic related, are you rethinking that category at all I know you've been going undergoing a space optimization there, but has the latest, you know, couple of months giving you any pause or rethinking on that? Thanks.

InComm Conferencing	Page 15 of 26	www.incommconferencing.com

Lisa Bachmann
Joe, we've - we've always believed in the food and consumable business and we have remixed some of the products within the food Department as we've been talking about over the past several quarters and with pantry optimization coming into our stores in the September timeframe, that I think that's just going to take the assortment to the next level really giving our customers those everyday brands that she would expect to see from us.

They’ll also be there on closeout, you know, as those availabilities become available, but will also be able to offer her those national brands every day very competitively priced. So you know, we are continually looking at that assortment, but from what we've seen and what she's coming for from a stock up standpoint, we're - we're encouraged with what we've done with pantry optimization as it's only going to help fuel the demand that we're seeing from her.

Bruce Thorn
And I'll just add a couple other things there. I think Lisa answered that very thoroughly, but just, you know, there's really two types of customers. I mean there's many types of customers that shop us, but when you boil it down, there's the everyday customer, call her every day Jenny, and there's that destination shopper, Destiny, if you will. The everyday Jenny, she's coming in for that food and consumables business and we've got to make sure we have it.

So as we - as we lean into, you know, Operation North Star and the strategic initiative we’re going after their, you know for the queue line which makes more space up in the front area of the store to the pantry optimization as Lisa talked about, our offering is compelling because they've got everyday low prices on brand names so she can shop further down her list on those 50 shopping journeys at year. So - and we also have close outs or big buy alerts that give a 10 to 40% discount right next to us - next to it and, as Lisa mentioned in her remarks, new signage that allows the new customer and customers to find that value, you know, as they shop through our stores is something that's coming this year. We've already started rolling it out.

So we also have space throughout the store where we can disrupt with more food and consumables. So I think our focus is on that every day traffic driver. That means that we can expand in those areas throughout the store while not losing the destination shopper with a high big purchase items and the furniture, soft home, seasonal categories.

Joe Feldman
That's great, thanks. Good luck this quarter, guys. Thanks.

Bruce Thorn
Okay, thank you, Joe.

Operator
Our next question today comes from Matthew Boss from J.P. Morgan. Your line is now live.

InComm Conferencing	Page 16 of 26	www.incommconferencing.com

Matthew Boss
Great, thanks, and congrats on a nice quarter as well.

Bruce Thorn
Thanks, Matt.

Matthew Boss
Bruce, maybe to continue the close out conversation, I think today it's nine to 10% of the mix, in the past it was close to 50% at peak. Any way to think about a target for closeouts as a percent of sales, and just beat the timeline for change, how we should think about, you know, the magnitude of this change? And then just any other larger structural changes to the model that you're considering out of the crisis?

Bruce Thorn
And good question, Matt. You know, we're not really giving goals yet, in terms of closeout penetration. And some of the closeouts we're going to do will be engineered Big Buys, etcetera, but I know that it'll be more than the overall store boxes, nine, 10%. I think there's still room in the food and consumables business, which right now penetrates around 25% And once again, you know, having clearly designated areas in the aisles and end caps and so on, that bring that to life, I think will help out as well.

You know, as you heard Lisa say, you know, earlier in the conversation, the closeouts that we're looking at this year are across all categories; and they're good quality closeouts, and we're rekindling all of those relationships. We've got a lot of muscle; we're building dashboards that we review weekly. And we're also--you know, Lisa's got everyone going through the Art of the Deal training classes, and so on, just bringing that back across the other categories other than food and consumables. So it's early for us to share what those goals look like, but we're excited about it and we're excited about rekindling those partnerships.

And I wish I could tell you the details of the closeout deals that we've secured so far; I really want to tell you that, Matt, but I don't want to give away our secrets, so to speak. But we're excited about the value, and as we look at where the customer is today, you know, the good thing about our business is value never goes out of style. It just doesn't in America, it's always in style. And then given the pandemic that we're all suffering through here, it's even more in style. And we're leaning into that, you know, having this good quality priced product, and the extreme value, with ease of shopping, and all the other benefits we do, is something that we're excited about leaning into even more so.

Matthew Boss
Great, okay. Look forward to those--to seeing those deals. And it's just us friends on the call, so you could share a little.

InComm Conferencing	Page 17 of 26	www.incommconferencing.com

Bruce Thorn
--I got you, Matt.

Matthew Boss
On--as a follow-up, on gross margin, Jonathan, maybe, what do you see as the right long-term sustainable gross margin for the company, as maybe we look back and think about 40% to 41% was past peak levels? And just beyond this year, and almost the noise related to it, how would you rank gross margin drivers from here?

Jonathan Ramsden
Sorry, Matt, I didn't quite catch the second part of the question.

Matthew Boss
Just gross margin from here, how would you rank the drivers, and how to think about the sustainable long-term gross margin for the company, relative to 40 to 41% peak in the past?

Jonathan Ramsden
Yes, I think, you know, overall, Matt, we're probably not going to be able to give you a precise answer on that today, but you know, there's been a lot of moving parts in our business, you know, a lot of things are changing, you know, kind of as we speak, and have over the last couple months. So I think we still need to get greater visibility on what the shape of our business is going to be, by, you know, category going forward, which will drive that. I think what we have seen is the, you know, extremely powerful impact of, you know, top-line leverage on our business, when we can get our sales up, you know, even if that, you know, entails a bit of investment in margin, or potentially in SG&A, at some point, you know, we're likely to get a, you know, very strong return for that.

So I think overall, it's hard for us to be sort of too precise about where gross margin rate is going. It's always going to be influenced by mix. But I think we are proving that at the current gross margin rate, we can drive incremental productivity, or something very close to our current gross margin rate. And I think the most important thing for us to do is to continue to drive top-line productivity. And you know, margin rate is also extremely important, but what we need to do on margin rate will be probably a function of where we're going on the top-line.

Matthew Boss
That's great. Best of luck.

Operator
Thank you, our next--

Jonathan Ramsden
Thanks, Matt.

InComm Conferencing	Page 18 of 26	www.incommconferencing.com

Operator
Thank you. Our next question today is coming from Paul Trussell from Deutsche Bank. Your line is now live.

Paul Trussell
Good morning, and my congratulations as well on outstanding results. The digital growth--

Bruce Thorn
--Thanks, Paul.

Paul Trussell
The digital growth sounds encouraging, and as you mention, is becoming a bigger part of the business now. Maybe talk a bit more about how your positioning the company to really attack that digital growth opportunity, and maybe highlight for us how we should think about the partnership and the assortment that would be on Instacart. Thank you.

Bruce Thorn
Yeah, Paul, thanks again. You know, ECOM is something that we started leaning into in a more significant way last year when we launched our BOPIS, accelerated BOPIS. And you know, I'm happy to say that in Q1, our ECOM with BOPIS was 4x last year Q1, and that's very exciting for us. And as you heard me in the remarks say, you know, just recently we did in the first part of this year, volume equal to all of last year’s. So it is something that, you know, given this pandemic, it's accelerated, you know, omnichannel retailers, or people or companies going towards the convenience around the customer, and we're well-positioned for that.

You know, we, in a very scrappy way, launched curbside pickup as well in Q1, and that's been growing exponentially alongside of the BOPIS. The addition of Instacart, you know, think of it in a way of anything that fits in the back of a sedan, you know, for same-day delivery, pretty much the small items. We've partnered up with them, we've sealed the deal, and that'll be rolling out shortly, and coming soon. But that's just the beginning, we've got other same-day delivery options that we plan on moving towards later this year, that will help our customers order and have delivered items beyond the back of the sedan, or the trunk, if you will, all the way up to furniture and delivery to their home, and eventually to white glove treatment, and competing in those areas.

We want to remove all the friction that we can, a very productive and profitable way to grow our business both through brick-and-mortar and online, and especially during this time when people are, you know, focusing on increased localism, home-centric lifestyle, protective health, and obviously digital acceleration. And once again, you know, adding to all of that, you know, bringing all the other convenience we have with buy online, or lease--easy leasing, so LOPIS, the credit card online, all of that together. We see this as an opportunity to continue to grow with her needs, and continue to penetrate at a higher level the ECOM sales and total versus total sales. So we see it as a major growth opportunity, and a profitable one at that.

InComm Conferencing	Page 19 of 26	www.incommconferencing.com

Paul Trussell
Thank you for that color. Turning back to SG&A, you're well on track to meet your goals. Maybe just touch into a bit more detail, for us, on where you're finding those additional savings, and just also what we should keep in mind as it relates to what the kind of COVID-related expenses were for 1Q and expected for 2Q? Thank you.

Jonathan Ramsden
Yes, so the COVID--I'll start with the second piece, Paul. As we called out in our prepared remarks, the COVID expenses in Q1 and Q2 was 17-18 million, basically in both quarters, so pretty consistent. And then in Q2, that bakes in the continuation of the $2.00 hourly rate increase through the end of our fiscal month of June, so that's sort of where we are on that. With regard to SG&A, the original 100 million target was comprised of a significant store payroll component, indirect expenses, non-merchandise expenses were a big piece of it, various other store components, and then, you know, central office components.

As we're looking at the next leg of opportunity with that 100 million pretty well secured, we're again, looking across the entire P&L. So continuing to look at stores, looking at supply chain, looking at rent opportunities, and really trying to identify everywhere where we think we have meaningful opportunities. And so we've established targets with teams and are now working against those, and then there's also a broader kind of culture piece beyond there, which is how do we just make sure the entire organization is thinking frugally about our business every day, every dollar is examined to make sure we really believe it has an ROI.

We don't want to leave anything on the table, and I think we've done a great job of that over the past quarter of getting people more and more in that mindset. You know, when the crisis came along, it obviously accelerates some of that thinking, and we want to keep that going. It's just one of the many areas where we think we've got great momentum through the crisis, and we want to make sure we keep that going forward.

Paul Trussell
Thank you. My best.

Bruce Thorn
Thanks, Paul.

Jonathan Ramsden
Thanks, Paul.

Operator
Thank you. Our next question today is coming from Liz Suzuki from Bank of America. Your line is now live.

InComm Conferencing	Page 20 of 26	www.incommconferencing.com

Liz Suzuki
Great, thank you. Just a question on easing leasing penetration, how high did it get in this quarter for furniture specifically, and I guess for seasonal product, which are the two that are usually offered with easy leasing? And just if you could give any comments on the competitive environment for lease-to-own, I would appreciate it.

Bruce Thorn
Yeah, I'll start off, and thanks, Liz. You know, easy leasing, you know, our partners at Progressive continue to be great partners with us. Our easy leasing, you know, just to let you know, you know, they as partners actually help their customers, our customers, by giving them breaks through this COVID pandemic. And the default rates have been extremely low, so it just shows what good partnership we have with them, really proud of what they've done and what we've done.

But easy leasing continues to penetrate at a good amount, high teens in terms of overall furniture sales. We did see a slight reduction in the basket in first quarter, typically that basket could be around $700 or so, it decreased slightly. And we believe that was because with stimulus checks and so on, care packages, if you will, more customers went to just direct buying, but we still saw strong results in the easy leasing program. It's still a great differentiator. And now with lease online pick up in store, we're seeing that penetrate at a very nice level of overall easy leasing. So, it's been a good run. Lisa, anything else to add?

Lisa Bachmann
I think the only other thing I would say is that, you know, the easy leasing customer, you know, is penetrating very heavily into our rewards customer. So there's an over 50% crossover there, and growing.

Bruce Thorn
Okay, good.

Liz Suzuki
Great, thank you.

Bruce Thorn
Thanks, Liz.

Operator
Thank you. Our next question today is coming from Brad Thomas from Keybanc Capital Markets. Your line is now live.

Brad Thomas
Hey, good morning. Thanks for taking my question, and all the details here. I want to follow-up on Store of the Future, and some of the other investments you are making. In the stores, clearly

InComm Conferencing	Page 21 of 26	www.incommconferencing.com

some exciting things happening with The Lot and the. queue. I guess, could you talk a little bit about how you're thinking about what your stores should look like, for the next, you know, five years, and what you're trying to learn during this time, and when you might be in the position to come out with a new, you know, capital plan, and new modeling plan? Thanks.

Bruce Thorn
Yeah, thanks, Brad. You know, I'll start off, and then kick it over to Jonathan and Lisa. But just to answer your Store of the Future, I mean, right now in Q1, we'll have approximately 400 stores that'll comp, you know, Store of the Future stores if you will. And just to give you a little color on it, our balance of chain stores actually performed very well compared to our Store of the Future, it's just slight differences in Q1.

We're just planning 65 more Store of the Futures in 2020, and that'll bring our total to 531 in total for 2020; 24 of those will be new, 22 remodels, the rest will be what we call blend and extend. We still consider this, like when I started, a platform for growth, for standardization, a refurbishment, if you will, not necessarily a strategy for growth. What we like are the things that you talked about in your question, which is adding higher growth, a higher return on investment, strategic initiatives like the Lot, the queue, pantry optimization, Broyhill, ECOM.

So if you think about how I think about the future of the store, it's basically, we do need to evolve the store, and that really means, you know, light touches on renovating them, remodeling them, moving them when they're in unproductive areas, and we'll always do that, but in terms of in refreshing them so they look and meet the brand's standards. But our focus is really on high return and strategic growth initiatives like The Lot.

You know The Lot, for example, right now, we'll be at 510 stores in May. We'll have nearly 750 stores by holiday, that'll have The Lot. And they're comping nicely, about a point of comp with 500-square-feet and light investment, focusing on those life occasions where you get high traffic frequency, and an urgency because you know that product's not going to stay forever, and that's that surprise and delight. And the queue line, which is now by the end of May, will be in about 270 stores, and by holiday 750 stores--751 stores.

Once again, near comp--a point of comp that it adds to the store, high ROIC, low investment, space savings that allows us to add more product right in the front of the store, whether it's the increase to the furniture pad, if that makes sense in that store, or more disruptive, closeout, Big Buy alerts, and food consumables, and other categories, all of that is what we're looking at. So basically, what does the store look like in the future? It looks like a refresh that we'll be working on, it looks like more disruption of extreme value across multiple categories, and it looks like merch innovation with things like The Lot, the queue line, and many other things that Lisa and her team are working in our merch innovation pipeline.

Brad Thomas

InComm Conferencing	Page 22 of 26	www.incommconferencing.com

That's very helpful, Bruce. And Jonathan, if I could ask a housekeeping item. On the sale leaseback, I think you quantified seven million of incremental costs from leasing those properties in 2Q, can you just check my math on an annual basis, it looked like that might be about 50 million? Am I in the ballpark with the annual rate?

Jonathan Ramsden
Yeah, that's assuming about two months' worth of impact in Q2.

Brad Thomas
Great. Thank you.

Bruce Thorn
Thanks, Brad.

Jonathan Ramsden
Thanks, Brad.

Operator
Thank you. Our next question today is coming from Karen Short from Barclays. Your line is now live.

Ronaldo Desanta
Hi, this is actually Ronaldo Desanta on for Karen. Congratulations on a nice quarter, and thanks for taking my questions. So you mentioned sales continue to be strong into 2Q, basically gave that 10% comp scenario. But are you willing to tell us what the actual comp has been in May, or maybe just discuss the magnitude to which May accelerated versus '19?

Bruce Thorn
Yeah, I think--I'm going to repeat the question, just let me know if I've got it right. You wanted to get insight into what 2Q comp is looking like, and maybe in May? Is that correct?

Ronaldo Desanta
That's right, that's right.

Bruce Thorn
I'll let Jonathan--

Jonathan Ramsden
We're not going to sort of parse it out more than we have in our prepared comments. You know, we said comps were up strongly in May, and you know, clearly we're implying that they're above the outlook we've given for the quarter as a whole, as we stated in the prepared remarks, there are a number of reasons why we expect comps to moderate over the balance of the quarter.

InComm Conferencing	Page 23 of 26	www.incommconferencing.com

Ronaldo Desanta
Okay. And then I'm just wondering if you can provide a little bit more color on the health of your core customer? You know, clearly, there's a lot of stimulus out there, but you know, there's a lot of trepidation about unemployment, etcetera. So wondering how she's managing and feeling, and do you think most of the impact of the stimulus checks is now behind us, or is there still some spending power out there?

Bruce Thorn
That's a good question on the health of the customer. I think the customer, like all of us, have gone through a rollercoaster ride over the last 90 days or so. But right now, the customer's spending power is very strong, with the stimulus packages. I don't know--you know, I think we still have more distributive, and there may be more coming as we watch government proceedings. But it could dissipate, at some point it will dissipate to some degree. Unemployment checks remain healthy, so right now the buying power of our customer is very strong, and continues to be through May at least. I think that we're very well-positioned.

You know, once again, I think that the customer, you know, is like all of us, you know, went from panic to acclimation, I think we're starting to enter in some level of recovery at some point, and maybe a return to a new normal that looks like our post--our past normal. And through all this, the themes that we're seeing that the customer is facing is increased localism, you know, on trusted brands and companies and neighborhood discounters like Big Lots. A home-centric lifestyle, you know, they not only need to store and bulk up on their products, but they also want to make sure their work environment from home and their living conditions. at home are better.

They're thinking about protective health, which is, they want to trust that, you know, the retailers they shop are keeping up with the cleaning. And our team out there, our frontline heroes have done a fantastic job doing that. And their personal health and wellness, those product categories we've got for them as well. Once again, the digital acceleration, and the way that we're positioned to get after that from our ECOM business; BOPIS, LOPIS, curbside pickup, and now Instacart and beyond, I think that's going to continue to be something she expects.

And then cash constraint, you know, whether it's now or in the future, or always, we'll see that, you know, raising its head a little bit more than ever, and so our leaning into Big Buys, closeouts, and giving her more ways to shop with us in a convenient, you know, high-valued, cash-constrained way, I think is going to resonate really well. So I think the customer is strong right now, and I think we're really well-positioned for now, next, and later.

Ronaldo Desanta
Okay, that's very helpful. And then just a last, quick one. Can you provide us with the actual traffic and ticket breakdown in the one-two comp?

InComm Conferencing	Page 24 of 26	www.incommconferencing.com

Bruce Thorn
Provide the ticket breakdown for the Q1/Q2 comp, is what he's asking--

Jonathan Ramsden
I don't know that we've typically broken that out

Ronaldo Desanta
--One-two, specifically?

Jonathan Ramsden
We typically haven't broken that out.

Ronaldo Desanta
Alright, great. Thanks, and best of luck.

Bruce Thorn
Thank you.

Operator
Thank you. Our next question today is coming from Anthony Chukumba from Loop Capital Markets. Your line is now live.

Anthony Chukumba
Good morning, let me add my congratulations as well on a very strong quarter. Most of my questions have been asked at this point. I did just have a slight clarification, you talked about, you know, comps by month, and you gave a lot of really good color, but what was the comp for the month of April? I mean I know you mentioned that it accelerated--you know, it sounds like significantly after the stimulus checks, you know, first started to hit. But I was just wondering if you could just give us a little bit more granularity in terms of what that comp was for the month of April. Thanks.

Jonathan Ramsden
Anthony, thanks for the comments. You know, we did, I think as you said, gave a pretty good amount of color on that, so we're probably not going to parse that out any further. But April started out slow, you know, we'd seen the dip after the stock-up period, and then we also had the friends and family event we didn't run, which was a significant headwind, and then the Easter Day closing, which was also a headwind. And then, a couple weeks before the end of the month, we flipped into positive territory as we began to see that stimulus impact. And then that, as we said, escalated rapidly through the end of the month, but probably can't really provide much more color than that.

Anthony Chukumba

InComm Conferencing	Page 25 of 26	www.incommconferencing.com

Okay, fair enough, and then just one quick follow-up. Obviously we're kind of strange times, so maybe this isn't really the time for this, but I was just wondering if you had any color in terms of rescheduling your Analyst Day?

Jonathan Ramsden
Yeah, there's nothing specific, you know, we're ready to announce on that. I think obviously we need to, you know, wait a little longer, until things settle down a little further. But we do look forward to the opportunity to do that and to talk about--you know, more about many of the things that have come up on the call this morning.

Anthony Chukumba
Got it. Okay, thank you.

Bruce Thorn
Thanks, Anthony.

Jonathan Ramsden
Thank you, Anthony.

Operator
Thank you. Ladies and gentlemen, we have reached the end of our Q&A session. And I will now close the call with replay instructions. A replay of this call will be available to you by 12 noon Eastern time this afternoon, May 29th. The replay will end at 11:59 PM Eastern time on Friday, June 12th, 2020. You can access the replay by dialing toll-free 1-877-660-6853, and entire the replay confirmation number 13703921, followed by the pound sign. The toll number is 1-201-612-7415, and enter replay confirmation number 13703921, followed by the pound sign. Ladies and gentlemen, this concludes today's presentation. Thank you for your participation, you may now disconnect.

InComm Conferencing	Page 26 of 26	www.incommconferencing.com